Exhibit 99.1

For further information contact:

Investor Relations:

Jesse Jenkins

901.597.8259

Jesse.Jenkins@servicemaster.com

Media:

James Robinson

901.597.7521

James.Robinson@servicemaster.com

ServiceMaster Announces Preliminary Financial Results for Third-Quarter 2019, Full-Year 2019 Outlook Update and Leadership Change at Terminix Residential

•	Third-quarter revenue of $528 million, an increase of seven percent
•	Net Income of $25 million, or $0.19 per share
•	Adjusted EBITDA of $97 million, up $2 million from prior year
•	Full-year 2019 guidance adjusted for recent acquisitions and third-quarter performance
▪	Terminix organic revenue growth expected between 2.5 and 3 percent
▪	Revenue increased to between $2,070 and $2,085 million
▪	Adjusted EBITDA expected between $415 and $425 million
•	Matthew Stevenson, president of Terminix Residential, leaving the company

MEMPHIS, TENN. — October 22, 2019  —ServiceMaster Global Holdings, Inc. (NYSE: SERV), a leading provider of essential services to residential and commercial customers in the termite, pest control, cleaning and restoration markets, today announced preliminary revenue, net income, Adjusted net income(1) and Adjusted EBITDA(2) for the third-quarter 2019 and an update to its full-year 2019 outlook. Additionally, the company announced the departure of Matthew Stevenson, president of Terminix Residential. The company plans to release its full third-quarter 2019 financial results and hold a conference call to discuss those results on Tuesday, November 5, 2019.

Preliminary Third-Quarter Results

The company expects to report revenue of $528 million for the third quarter, or a year-over-year increase of seven percent, driven primarily by six percent growth at Terminix, including two percent organic revenue growth.

The company expects to report third-quarter 2019 net income of $25 million, or $0.19 per share, versus $71 million, or $0.52 per share, in the same period in 2018. The prior period benefited from a $53 million gain from discontinued operations as a result of the American Home Shield spin-off. Third-quarter 2019 Adjusted net income is expected to be $42 million, or $0.31 per share, versus $32 million, or $0.24 per share, for the same period in 2018. The company expects to report Adjusted EBITDA of $97 million for the quarter, versus $95 million for the same period in the prior year. Both Adjusted EBITDA and Adjusted net income, in the third quarter of 2018, include $11 million of costs historically allocated to American Home Shield. Reconciliations of both Adjusted net income and Adjusted EBITDA to net income are set forth below in this press release.

“While I am disappointed in our third-quarter profitability, I remain encouraged with the meaningful progress we continue to make on our plan to further strengthen the service delivery model in our Terminix business segment,” said ServiceMaster CEO Nik Varty.  “This progress was demonstrated by our two percent organic growth in Terminix despite a challenging prior year comparison and the continued improvement in retention rates in Terminix Commercial. As we move into the next phase of our transformation strategy, we will continue to make strategic investments necessary for a solid foundation, while sharpening our focus on operational excellence and productivity initiatives that will drive sustainable margin expansion in the years to come.”

“Overall, we are actively addressing the issues that impacted profitability this quarter, including the significant impacts from the timing of legacy issues. We look forward to continuing to execute on our strategy and take the actions required to drive long-term sustainable profitability and growth.”

Segment Performance

Revenue and Adjusted EBITDA for each reportable segment and Corporate and Other Operations were as follows:

	Three Months Ended September 30,					Nine Months Ended September 30,
	Revenue		Adjusted EBITDA			Revenue		Adjusted EBITDA
$ millions	2019	B/(W) vs. PY	2019	B/(W) vs. PY		2019	B/(W) vs. PY	2019	B/(W) vs. PY
Terminix	$461	$26	$72	$(9)		$1,375	$116	$261	$(16)
YoY growth / % of revenue		6%	15.7%	(2.9)	pts		9.2%	19%	(3.1)	pts
ServiceMaster Brands	63	3	22	2		191	7	70	2
YoY growth / % of revenue		5%	35.4%	0.7	pts		4.0%	36%	(0.1)	pts
Corporate and Other Operations(3)	4	4	3	(2)		4	3	7	1
Costs historically allocated to American Home Shield	—	—	—	11		—	—	—	33
Total	$528	$32	$97	$2		$1,570	$127	$337	$20
YoY growth / % of revenue		7%	18.4%	(0.8)	pts		8.8%	21.5%	(0.5)	pts

Terminix Performance

Terminix Adjusted EBITDA is expected to be $72 million for the third quarter, or a year-over-year decrease of 11 percent. Terminix invested $6 million in growth and had additional costs of $4 million in spin-related dis-synergies, $4 million from outsourcing fumigation services, and $2 million in termite damage claims arising primarily from Formosan termite activity, an aggressive invasive termite species. These costs were partially offset by $2 million from organic revenue conversion, as well as $4 million in Adjusted EBITDA contribution from acquisitions.

The $6 million increase in investments in growth contains $2 million from increased sales and marketing, $2 million from investments related to the Salesforce operating system implementation, as well as $2 million from investments to optimize our commercial pest business and to transform our operating model. The company was also impacted by $4 million in spin-related dis-synergies. The $4 million in reduced fumigation margin is driven by the outsourcing of fumigation completion services.

The increase in termite damage claims includes the resolution of a single $2 million termite damage claim from 2016. Termite damage claims can take years to fully settle, and timing can be difficult to forecast. Assuming the continuation of recent trends, the company expects higher claims costs to continue in the short-term due to increased claims activity. Formosan termite activity has been increasing over the last few years, however due to a number of climatic and environmental factors it remains largely concentrated in the Mobile, Alabama area of the country, which represents less than one percent of Terminix revenue. Starting in 2018, the company initiated mitigating actions to limit our future exposure, including third party claims management, reinforcement of effective processes, improved documentation, and a change in pricing structure. We have undertaken several other operational changes over the last 18 months and are confident that we can continue to manage the impact of termite damage claims within our projected long-term 30 percent incremental margins.

Terminix Leadership Change

ServiceMaster also announced today that Matt Stevenson, president of Terminix Residential, is leaving the Company and a search is underway for a successor. In the interim period, until a successor is named, Terminix Residential’s seasoned and experienced operational leadership team will report directly to CEO Nik Varty.

“I would like to thank Matt Stevenson for his contribution to our Terminix Residential business over the last two years,” said Nik Varty, CEO of ServiceMaster. “We drove higher NPS scores, improved safety and customer retention and remain confident that we have significant potential to further improve our operational excellence by continuing our culture transformation and driving an improved customer experience.”

Recent Acquisitions

On October 7, 2019 the company closed on McCloud Services based in Elgin, Illinois. This fourth-generation pest control company founded in 1904, and one of the largest Copesan partners, is an industry leader in the growing food service vertical of commercial pest control and provides additional capabilities to our commercial pest management business.

On October 10, 2019 the company closed on another Copesan partner, Gregory Pest Solutions, based in Greenville, South Carolina. Founded in 1972 by Phil and Sara Gregory and growing to span 11 states across the Southeast, the company adds additional capabilities in multi-family housing.

Refinancing

The company intends to refinance approximately $171 million of debt outstanding under its existing Term Loan B due 2023, $120 million outstanding under its existing revolving credit agreement due 2021, as well as $150 million from a recent short-term borrowing entered on October 4, 2019. The company anticipates refinancing the approximately $441 million in debt with the proceeds of a new $600 million Term Loan B due 2026, and a $400 million revolving credit facility due 2024. The cash balance at the end of the third quarter was $140 million. Proceeds from the refinancing will also be used to pay related fees and expenses of the refinancing. The proposed refinancing is subject to market conditions, and there can be no assurances that the proposed refinancing will be completed.

Full-Year 2019 Outlook

The company has increased full-year 2019 revenue guidance to range from $2,070 million to $2,085 million, or an increase of approximately 10 percent compared to 2018 (previously expected between $2,045 million and $2,060 million). Organic revenue growth at Terminix is expected to range from 2.5 to 3 percent. The increase to revenue guidance is driven primarily by the recently announced acquisitions at Terminix Commercial and internationally. Acquisition revenue for the full year 2019 is expected to be approximately $130 million. ServiceMaster Brands will continue to focus on driving growth in commercial cleaning national accounts and is expected to increase revenue in the mid-single digits.

Full-year 2019 Adjusted EBITDA guidance is now expected between $415 million and $425 million (previously expected between $435 million and $445 million). The movement in Adjusted EBITDA guidance includes an approximately $5 million increase from acquisitions, $10 million reduction from the impact of termite damage claims which are difficult to forecast due to timing unpredictability, $5 million reduction from additional investments in growth and $10 million from targeted revenue reductions principally in the Mobile, Alabama area and the impact of outsourcing our fumigation services.

A reconciliation of the forward-looking 2019 Adjusted EBITDA outlook to net income is not being provided, as the company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Third-Quarter 2019 Earnings Conference Call

The company will hold a conference call to discuss its third-quarter 2019 financial and operating results at 8 a.m. central time (9 a.m. Eastern time) on Tuesday, November 5, 2019.

Participants may join this conference call by dialing 888.225.8168 (or international participants, +1.303.223.4362). Additionally, the conference call will be available via webcast. A slide presentation highlighting the company’s results will also be available. To participate via webcast and view the presentation, visit the company’s investor relations home page.

The call will be available for replay until December 5, 2019. To access the replay of this call, please call 800.633.8284 and enter reservation number 21931830 (international participants: +1.402.977.9140, reservation number 21931830). Or you can review the webcast on the company’s investor relations home page.

About ServiceMaster

ServiceMaster Global Holdings, Inc. is a leading provider of termite and pest control, cleaning and restoration services in both the residential and commercial markets, operating through an extensive service network of more than 8,000 company-owned locations and franchise and license agreements. The company’s portfolio of well-recognized brands includes AmeriSpec (home inspections), Copesan (commercial national accounts pest management), Furniture Medic (cabinet and furniture repair), Merry Maids (residential cleaning), Nomor (European pest control), ServiceMaster Clean (commercial cleaning), ServiceMaster Restore (restoration and reconstruction), Terminix (termite and pest control), and Terminix Commercial (commercial termite and pest control). The company is headquartered in Memphis, Tenn. Go to www.servicemaster.com for more information about ServiceMaster or follow the company at twitter.com/ServiceMaster or Facebook.com/ServiceMaster.

Information Regarding Forward-Looking Statements

This press release contains forward-looking statements and cautionary statements, including 2019 revenue, organic revenue growth, Adjusted EBITDA and incremental margin outlook and projections. Forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control, including, without limitation, the risks and uncertainties discussed in the “Risk Factors” and “Information Regarding Forward-Looking Statements” sections in the company’s reports filed with the U.S. Securities and Exchange Commission. Such risks, uncertainties and changes in circumstances include, but are not limited to: lawsuits, enforcement actions and other claims by third parties or governmental authorities; compliance with, or violation of environmental health and safety laws and regulations; weakening general economic conditions; weather conditions and seasonality; the success of our business strategies, and costs associated with restructuring initiatives. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. The company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures. Non-GAAP measures should not be considered as an alternative to GAAP financial measures. Non-GAAP measures may not be calculated like or comparable to similarly titled measures of other companies. See non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures. adjusted EBITDA, adjusted net income, adjusted earnings per share and free cash flow are not measurements of the company’s financial performance under GAAP and should not be considered as an alternative to net income, net cash provided by operating activities from continuing operations or any other performance or liquidity measures derived in accordance with GAAP. Management uses these non-GAAP financial measures to facilitate operating performance and liquidity comparisons, as applicable, from period to period. We believe these non-GAAP financial measures are useful for investors, analysts and other interested parties as they facilitate company-to-company operating performance and liquidity comparisons, as applicable, by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring initiatives and equity-based, long-term incentive plans.

_______________________________________________

(1) Adjusted net income is defined as net income before: amortization expense; fumigation related matters; restructuring and other charges; acquisition-related costs; realized (gain) on investment in frontdoor, inc.; (gain) loss from discontinued operations, net of income taxes; loss on extinguishment of debt; and the tax impact of the aforementioned adjustments and the impact of tax law change on deferred taxes. The company’s definition of Adjusted net income may not be comparable to similarly titled measures of other companies. Adjusted earnings per share is calculated as Adjusted net income divided by the weighted-average diluted common shares outstanding.

(2) Adjusted EBITDA is defined as net income before: (gain) loss from discontinued operations, net of income taxes; provision for income taxes; interest expense; depreciation and amortization expense; acquisition-related costs; fumigation related matters; non-cash stock-based compensation expense; restructuring and other charges; loss on extinguishment of debt; and realized (gain) on investment in frontdoor, inc. The company’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(3) Corporate and Other Operations includes our pest control operations in Europe, our financing subsidiary and our headquarters functions.

The following table presents reconciliations of net income to Adjusted net income.

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	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2019	2018	2019	2018
Net Income	$25	$71	$154	$207
Amortization expense	7	6	19	14
Acquisition-related costs	8	1	12	2
Fumigation related matters	—	1	—	1
Restructuring and other charges	5	1	15	13
Realized (gain) on investment in frontdoor, inc.	—	—	(40)	—
(Gain) loss from discontinued operations, net of income taxes	—	(53)	1	(133)
Loss on extinguishment of debt	—	10	6	10
Tax impact of adjustments	(5)	(3)	(12)	(9)
Adjusted Net Income	$42	$32	$154	$105
Weighted-average diluted common shares outstanding	136.5	136.0	136.5	135.8
Earnings per share	$0.19	$0.52	$1.13	$1.52
Adjusted earnings per share	$0.31	$0.24	$1.13	$0.77

The following table presents reconciliations of net income to Adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(In millions)	2019	2018	2019	2018
Net income	$25	$71	$154	$207
Depreciation and amortization expense	26	24	74	68
Acquisition-related costs	8	1	12	2
Fumigation related matters	—	1	—	1
Non-cash stock-based compensation expense	3	2	12	10
Restructuring and other charges	5	1	15	13
Realized (gain) on investment in frontdoor, inc.	—	—	(40)	—
(Gain) loss from discontinued operations, net of income taxes	—	(53)	1	(133)
Provision for income taxes	9	7	39	32
Loss on extinguishment of debt	—	10	6	10
Interest expense	19	33	64	107
Adjusted EBITDA	$97	$95	$337	$317

Terminix	$72	$81	$261	$277
ServiceMaster Brands	22	21	70	67
Corporate and Other Operations	3	4	7	6
Costs historically allocated to American Home Shield	—	(11)	—	(33)
Adjusted EBITDA	$97	$95	$337	$317

Terminix Segment

Revenue by service line is as follows:

	Three Months Ended
	September 30,

(In millions)	2019	2018	Growth		Acquired		Organic
Residential Pest Control	$189	$178	$11	6%	$7	4%	$4	2%
Commercial Pest Control	105	93	12	13%	11	12%	1	1%
Termite and Home Services	133	129	4	3%	2	1%	2	2%
Other	24	22	2	8%	—	—%	2	8%
	$450	$421	$29	7%	$20	5%	$9	2%
Fumigation	11	14	(3)	(22)%	—	—%	(3)	(22)%
Total revenue	$461	$436	$26	6%	$20	5%	$6	1%

Organic revenue growth of two percent in residential pest control was driven by strong pricing realization offsetting flattish year-over-year daily cancel rates. Organic revenue growth of one percent in commercial pest control was driven by strong year-over-year gains in retention offsetting slower new unit sales. Organic revenue growth of two percent in termite and home services was driven by strong pricing realization in termite completions and new units in home services, more than offsetting a reduction in termite renewals driven partially by managed reductions from price increases in the Formosan termite market of Mobile, Alabama.